UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2017
____________________
ELLIE MAE, INC.
(Exact name of registrant as specified in its charter)
____________________

Delaware	001-35140	94-3288780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
4420 Rosewood Drive, Suite 500
Pleasanton, California 94588

(Address of principal executive offices, including Zip Code)
(925) 227-7000
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 9, 2017, Ellie Mae, Inc. (the “Company”) entered into an Executive Transition Agreement with Edgar Luce, the Company’s Executive Vice President and Chief Financial Officer (the “Transition Agreement”). As previously disclosed on the Company’s Current Report on Form 8-K filed on November 21, 2016, Mr. Luce notified the Company of his intention to resign, effective as of April 1, 2017, at which time, pursuant to the terms of the Transition Agreement, he will transition to the role of an employee in an advisory capacity.
Pursuant to the terms of the Transition Agreement, effective April 1, 2017 through March 31, 2018 (the “Term”), Mr. Luce will receive an annual base salary of $315,000 and be entitled to participate in such employee benefit plans and programs as the Company may provide to its employees, but he will not be entitled to additional bonus compensation. The Change of Control and Severance Agreement between the parties dated October 23, 2014 shall remain in full force and effect during the Term and all incentive grants previously granted to Mr. Luce will continue to vest during the Term consistent with the Company’s incentive plans. Mr. Luce’s employment is at-will, and as such may be terminated by either Mr. Luce or by the Company at any time during the Term, provided that if Mr. Luce is terminated without Cause (as defined in the Transition Agreement) the incentive grants that would otherwise vest during the Term will immediately vest.
The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2017	ELLIE MAE, INC.
By: /s/ Brian Brown
Name: Brian Brown
Executive Vice President, General Counsel and Secretary